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                                                                       Exhibit 5

                                                                    June 6, 2006

The Board of Directors
CRAY INC.

Dear Ladies and Gentlemen:

      I am the general counsel of Cray Inc. (the "Company") and have supervised the corporate proceedings in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 relating to the issuance of an aggregate of 10,000,000 shares of Common Stock, as constituted on the date hereof and before an adjustment for a one-for-four reverse stock split expected to become effective on June 8, 2006 (the "Shares"), of the Company pursuant to the 2006 Long-Term Equity Compensation Plan (the "Plan"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

      Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued pursuant to the Plan, will be legally issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,

                                                /s/ Kenneth W. Johnson

                                                    Kenneth W. Johnson
                                                    General Counsel